UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): January 23, 2006

ITT EDUCATIONAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street

Carmel, Indiana	46032-1404

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Compensation of Directors

On January 24, 2006, ITT Educational Services, Inc.’s (the “Company”) Board of Directors modified the compensation that the Company will pay its non-employee directors for their service on the Company’s Board of Directors as follows, effective January 1, 2007:

(1)

eliminated the payment of any meeting or participation fee for any regular, special or standing committee meeting of the Company’s Board of Directors that a non-employee director attends, whether in person or telephonically; and

(2)

increased to $60,000 the annual retainer paid to each non-employee director for his or her service on the Board of Directors of the Corporation, payable in shares of the Corporation’s common stock in semi-annual installments on January 1st and July 1st of each calendar year.

2006 Executive Bonus Parameters

On January 23, 2006, the Compensation Committee of the Company’s Board of Directors approved the 2006 Executive Bonus Parameters (the “Bonus Parameters”) for participation by the Company’s executive officers, as well as other vice presidents and key employees. Bonuses payable to individual participants are based on a formula that takes into account the Company’s ability to achieve specified targets in 2006 in each of four performance categories, each weighted equally:

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earnings per share before equity-based compensation expenses (excluding: (i) workers’ compensation expense; and (ii) special legal and other investigation costs and any settlements or fines paid in the U.S. Department of Justice (“DOJ”) or Office of Attorney General for the State of California investigations, the Securities and Exchange commission inquiry and the securities class action and shareholder derivative lawsuits arising from the DOJ investigation);

-	total student enrollment;
-	free cash flow; and
-	graduate employment rate.

The Bonus Parameters establish for each participant a standard bonus target percentage of 2006 annual base salary, ranging from 10% to 100%, and a maximum bonus percentage ranging from 20% to 200%, with the percentage depending on the participant’s position within the Company. An individual participant’s bonus may be more or less than the participant’s potential award as calculated under the formula, depending upon the individual participant’s personal performance and contribution toward achieving the specified targets in the four performance categories. The total amount available for the payment of bonuses is capped at an amount equal to the cumulative sum of the products of each participant’s bonus percentage multiplied by each participant’s 2006 annual base salary.

Bonuses will be paid in cash. Bonuses payable under the Bonus Parameters are determined by the Compensation Committee, upon the recommendation of the Chief Executive Officer, except for the Chief Executive Officer’s bonus, which is determined by the Compensation Committee without a recommendation from the Chief Executive Officer.

Payment of 2005 Bonus Compensation

On January 23, 2006, the Compensation Committee approved the payment of cash bonus awards for 2005 in the following amounts to the Company’s named executive officers:

Name and Principal Position	Bonus

Rene R. Champagne	$530,000
Chairman and Chief Executive
Officer

Kevin M. Modany	$217,000
President and Chief Operating
Officer

Clark D. Elwood	$126,500
Senior Vice President, General
Counsel and Secretary

Eugene W. Feichtner	$ 95,000
Senior Vice President, Operations

Daniel M. Fitzpatrick	$ 87,300
Senior Vice President, Chief
Financial Officer

2006 Executive Salaries and Perquisites

On January 23, 2006, the Compensation Committee also approved an increase, effective April 1, 2006, in the annual base salary level of the Company’s named executive officers, to the following amounts:

Name and Principal Position	Salary

Rene R. Champagne	$560,000
Chairman and Chief Executive
Officer

Kevin M. Modany	$332,500
President and Chief Operating
Officer

Clark D. Elwood	$246,100
Senior Vice President, General
Counsel and Secretary

Eugene W. Feichtner	$202,200
Senior Vice President, Operations

Daniel M. Fitzpatrick	$247,500
Senior Vice President, Chief
Financial Officer

On January 23, 2006, the Compensation Committee also approved the following executive perquisites for 2006 for the Company’s named executive officers:

-	for the Chief Executive Officer and the President and Chief Operating Officer, the use of a leased car;

-	for the Chief Executive Officer, the President and Chief Operating Officer and each of the Senior Vice Presidents:

-	an allowance to be used for tax return preparation and financial planning; and

-	tickets to sporting, theater and other events.

The aggregate incremental cost to the Company from all of the perquisites described above is not expected to exceed $65,000.

ESI Pension Plan and ESI Excess Pension Plan

On January 24, 2006, the Company’s Board of Directors decided to freeze the benefit accruals under the ESI Pension Plan and ESI Excess Pension Plan for all employees of the Company who participate in those plans, effective as of a date selected by the Chief Executive Officer of the Company, which shall be no later than June 30, 2006. The ESI Pension Plan is a cash balance defined benefit plan, which provides a set benefit to the Company’s participating employees at their retirement that is not affected by the amount of the Company’s contributions to the ESI Pension Plan trust or the investment gains or losses with respect to such contributions. The ESI Excess Pension Plan is an unfunded, non-qualified retirement plan for a select group of the Company’s management and highly compensated employees. The purpose of the ESI Excess Pension Plan is to restore benefits earned, but not available, to eligible employees under the ESI Pension Plan due to federal limitations on the amount of benefits that can be paid and compensation that may be recognized under a tax-qualified retirement plan.

The freeze on the ESI Pension Plan and ESI Excess Pension Plan will stop all further benefits from accruing under those plans after the effective date of the freeze.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2006

ITT Educational Services, Inc.

By:	/s/ Clark D. Elwood
Name: Clark D. Elwood
Title: Senior Vice President,

General Counsel and Secretary

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